Exhibit 99.m(a)

                                   SCHEDULE I

    To the Distribution and Service Plan, dated June 5, 1995, of The Victory
                                   Portfolios

This Distribution Plan shall be adopted with respect to the Shares of the following Funds of The Victory Portfolios:

1.      Equity Income Fund, Class A Shares
2.      Federal Money Market Fund, Investor and Select Shares
3.      Maine Municipal Bond Fund (Intermediate), Class A Shares
4.      Maine Municipal Bond Fund (Short-Intermediate), Class A Shares
5.      Michigan Municipal Bond Fund, Class A Shares
6.      National Municipal Bond Fund (Long), Class A Shares
7.      National Municipal Bond Fund (Short-Intermediate), Class A Shares
8.      Ohio Municipal Money Market Fund, Class A Shares
9.      Stock Index Fund, Class G Shares
10.     U.S. Government Obligations Fund, Select Shares

Amended as of March 27, 2000